UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 2, 2015

Date of Report (Date of earliest event reported)

ADESTO TECHNOLOGIES CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-37582	16-1755067
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1250 Borregas Avenue, Sunnyvale	94089
(Address of principal executive offices)	(Zip Code)

(408) 400-0578

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 2, 2015, Adesto Technologies Corporation (the “Company”) extended the lease for its headquarters by six months to July 2016 by entering into that certain Amendment to Commercial Sublease (the “Amendment”), dated November 2, 2015, between the Company and eGain Corporation. The Amendment provides for a base rent during the extension period of $47,087 per month.

Additionally, on November 2, 2015, the Company entered into a lease (the “Lease”) with Peterson Ridge LLC (the “Landlord”) pursuant to which the Company has leased a new headquarters facility, consisting of an aggregate of approximately 34,000 square feet of space in Santa Clara, California. The initial term of the Lease (the “Initial Lease Term”) commenced on November 2, 2015 and is scheduled to end on July 31, 2023 and may be extended, at the Company’s option, for an additional five-year period following the Initial Lease Term.

Pursuant to the Lease, monthly base rental payments due under the Lease are expected to be approximately $93,000 per month between August 1, 2016 and February 27, 2017, with annual increases of approximately 3% thereafter. The Company must also pay for certain other operating costs under the Lease, including operating expenses, taxes, assessments, insurance, utilities, security and property management fees. The Landlord is obligated to reimburse the Company for up to $2,521,051 of the Company’s out-of-pocket costs associated with any tenant improvements, as defined in the Lease.

The foregoing description of the terms of the Amendment and the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment and the Lease, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADESTO TECHNOLOGIES CORPORATION

Date: November 6, 2015	By:	/s/ Ron Shelton
		Name:	Ron Shelton
		Title:	Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Title

10.1	Amendment to Commercial Sublease by and between the Company and eGain Corporation, dated November 2, 2015.

10.2	Lease by and between the Company and Peterson Ridge LLC, dated November 2, 2015.